 NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2015
SECOND QUARTER FINANCIAL RESULTS

•     Second Quarter Sales Up 15% Compared to Prior Year
•     Second Quarter Earnings Improve Significantly to $0.33 per Diluted Share
• Net Cash at December 26, 2014 was $8,426,000
• Six-Month Backlog at December 26, 2014 was $58,297,000, Down 9% Sequentially

RACINE, WISCONSIN—February 3, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2015 second quarter and first half ended December 26, 2014.

Sales for the second quarter of fiscal 2015 were $72,691,000, compared to $63,212,000 for the same period last year.  Year-to-date, sales were $137,515,000, compared to $129,638,000 for the fiscal 2014 first half.  The increase in sales was primarily due to higher shipments at the Company’s North American manufacturing and distribution operations across most product markets, only partially offset by moderating demand in the Company’s Asian markets for commercial marine and oil and gas products.  Demand from customers in Europe remains weak and has moderated somewhat in Asia, while overall demand in North America remains stable influenced by the Company’s commercial marine, industrial products, and oil and gas markets.  In the fiscal 2015 second quarter, sales to North American customers were approximately 53 percent of total consolidated net sales compared to 45 percent for all of fiscal 2014.  Sales to Asia Pacific customers, which were at record levels and reached nearly 29 percent for all of fiscal 2014, were 23 percent of total consolidated sales in the fiscal 2015 second quarter, as the Company experienced lower shipments to oil and gas, and commercial marine customers in China.  For the fiscal 2015 second quarter and first half, foreign currency translations negatively impacted sales by $1,544,000 and $1,601,000, respectively.

John Batten, President and Chief Executive Officer, stated: “We experienced a stronger than expected second quarter, driven primarily by higher sales to and increased service work performed for North American pressure pumping customers.  With the rapid decline in the price of oil, we are closely monitoring activity in this market, but have not experienced any cancelation of orders.  In fact, current orders for oil and gas transmission systems are higher than they were at the same time last year, although we do not expect to see the increase in oil and gas order activity for North America for the balance of this fiscal year that we experienced in the second half of fiscal 2014.  Also helping sales in the quarter were higher demand for marine transmissions and aftermarket activity, which were partially offset by the impact of the strengthening U.S. dollar on foreign currency translation.  We remain well positioned to compete globally and continue to focus on effectively managing our business through various market cycles.  I am especially proud of our dedicated global associates and the growth we, as a company, were able to achieve in the second quarter.”

Gross margin for the fiscal 2015 second quarter was 30.4 percent, compared to 29.3 percent in the fiscal 2014 second quarter.  Gross profit for fiscal 2015’s second quarter was favorably impacted by higher sales volume driven by increased shipments to the Company’s North American manufacturing and distribution customers across most product markets, and increased service and parts sales, only partially offset by moderating demand in the Company’s Asian markets for commercial marine and oil and gas products, and reduced pension expense.  Year-to-date, gross margin was 32.4 percent, compared to 30.2 percent for the fiscal 2014 first half.

For the fiscal 2015 second quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, declined significantly to 22.7 percent, compared to 27.2 percent for the fiscal 2014 second quarter.  ME&A expenses decreased $678,000 versus the same period last fiscal year. The net year-over-year impact of foreign currency movements, driven by the strengthening of the U.S. dollar versus the euro and most Asian currencies, reduced ME&A expenses by $491,000.  The net remaining decrease in ME&A expenses of $187,000 for the quarter relates to increased bonus expense and general inflationary increases in salaries, wages and benefits, more than offset by lower pension expense, controlled spending at the Company’s global operations and lower corporate expenses. For the fiscal 2015 first half, ME&A expenses, as a percentage of sales, were 23.6 percent, compared to 25.2 percent for the fiscal 2014 first half.  For the fiscal 2015 first half, ME&A expenses decreased $285,000 versus the same period last fiscal year.

The effective tax rate for the fiscal 2015 second quarter was 32.0 percent, significantly lower than the prior year second quarter rate of 54.9 percent.  However, the effective rates are negatively impacted due to the non-deductibility of operating losses in a certain foreign jurisdiction that is subject to a full valuation allowance.  Adjusting both periods for the non-deductible losses, the fiscal 2015 second quarter rate would have been 28.9 percent, which is slightly lower than 29.8 percent for the prior year second quarter.  The fiscal 2015 second quarter effective rate benefited from the reinstatement of the federal research and development credit.  The effective rate for the fiscal 2015 first half was 35.8 percent, significantly lower than the prior year first half rate of 62.1 percent.  Adjusting both for the impact on the rate for the non-deductible losses, the first half fiscal 2015 rate would have been 32.9 percent, compared to 37.0 percent for the fiscal 2014 first half.  The fiscal 2014 rate is somewhat higher due to unfavorable discrete items recorded in the first quarter related to adjustments to tax.

Other income for the fiscal 2015 second quarter was slightly higher than the prior year second quarter as an increased exchange gain, along with a foreign subsidy for research activities, was partially offset by an increased loss on asset disposals.  For the fiscal 2015 first half, other income exceeded the prior year due to a combination of the foreign subsidy for research activities, increased exchange gains and lower bank fees offsetting an increase in losses on asset disposals.

Net earnings attributable to Twin Disc for the fiscal 2015 second quarter were $3,747,000, or $0.33 per diluted share, compared to earnings of $518,000, or $0.05 per diluted share, for the fiscal 2014 second quarter.  Year-to-date, net earnings attributable to Twin Disc were $7,790,000, or $0.69 per diluted share, compared to $1,795,000, or $0.16 per diluted share for the fiscal 2014 first half.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* were $8,292,000 for the fiscal 2015 second quarter, compared to $4,025,000 for the fiscal 2014 second quarter.  For the fiscal 2015 first half, EBITDA was $17,656,000, compared to $10,631,000 for the fiscal 2014 comparable period.

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “Changes in working capital and positive earnings continued to favorably impact the balance sheet.  The Company generated $9,065,000 in cash from operations during the quarter and had a cash balance at December 26, 2014 of $25,173,000, compared to $24,757,000 at June 30, 2014.  Significant items impacting cash at December 26, 2014 were the effect of exchange rate changes, which reduced the cash balance by $1,926,000, and the fiscal 2015 first quarter contribution to the Company’s domestic defined benefit plans of $3,360,000.  Total debt was $16,747,000, compared to $18,404,000 at June 30, 2014.  Total debt to total capital remains low at 10.0 percent at December 26, 2014.  Capital expenditures during the fiscal 2015 first half were $4,520,000 compared with $3,004,000 for the same period last year.  We anticipate investing $10,000,000 to $15,000,000 in capital expenditures in fiscal 2015.”

Mr. Batten continued: “Our six-month backlog at December 26, 2014 was $58,297,000 compared to $63,979,000 at September 26, 2014 and $56,161,000 at December 27, 2013.  The sequential decline in backlog was driven primarily by non-oil and gas industrial transmission systems and marine products.  We are encouraged by the strong start to the year and remain cautiously optimistic fiscal 2015 will be a better year, on both the top and bottom lines, however we are closely watching all of our markets for continued signs or indications of weakening.  Our strong balance sheet continues to be a valuable asset to Twin Disc and provides us with significant flexibility to invest in our operations, people, and our markets, while supporting our customers.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, February 3, 2015. To participate in the conference call, please dial 888-427-9411 five to ten minutes before the call is scheduled to begin.  A replay will be available from 2:00 p.m. February 3, 2015 until midnight February 10, 2015. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 1299788.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)
	Three Months Ended		Six Months Ended
	26-Dec 2014	27-Dec 2013	26-Dec 2014	27-Dec 2013

Net sales	$72,691	$63,212	$137,515	$129,638
Cost of goods sold	50,588	44,668	93,023	90,427
Gross profit	22,103	18,544	44,492	39,211

Marketing, engineering and
administrative expenses	16,507	17,185	32,417	32,702
Restructuring of operations	-	-	-	1,094
Earnings from operations	5,596	1,359	12,075	5,415
Interest expense	150	223	314	477
Other income, net	(142)	(119)	(482)	(153)
Earnings before income taxes and noncontrolling interest	5,588	1,255	12,243	5,091
Income taxes	1,788	689	4,381	3,161

Net earnings	3,800	566	7,862	1,930
Less: Net earnings attributable to
noncontrolling interest, net of tax	(53)	(48)	(72)	(135)
Net earnings attributable to Twin Disc	$3,747	$518	$7,790	$1,795

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.33	$0.05	$0.69	$0.16
Diluted earnings per share attributable to Twin Disc common shareholders	$0.33	$0.05	$0.69	$0.16

Weighted average shares outstanding data:
Basic shares outstanding	11,280	11,264	11,276	11,251
Diluted shares outstanding	11,284	11,270	11,281	11,257

Dividends per share	$0.09	$0.09	$0.18	$0.18

Comprehensive (loss) income:
Net earnings	$3,800	$566	$7,862	$1,930
Other comprehensive (loss) income: Foreign currency translation adjustment	(4,542)	1,119	(8,870)	2,999
Benefit plan adjustments, net	515	528	1,003	978
Comprehensive (loss) income	(227)	2,213	(5)	5,907
Comprehensive income attributable to noncontrolling interest	(13)	(53)	(41)	(94)
Comprehensive (loss) income attributable to Twin Disc	$(240)	$2,160	$(46)	$5,813

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands; unaudited)
	Three Months Ended		Six Months Ended
	26-Dec 2014	27-Dec 2013	26-Dec 2014	27-Dec 2013
Net earnings attributable to Twin Disc	$3,747	$518	$7,790	$1,795
Interest expense	150	223	314	477
Income taxes	1,788	689	4,381	3,161
Depreciation and amortization	2,607	2,595	5,171	5,198
Earnings before interest, taxes, depreciation and amortization	$8,292	$4,025	$17,656	$10,631

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	December 26,	June 30,
	2014	2014
ASSETS
Current assets:
Cash	$25,173	$24,757
Trade accounts receivable, net	40,727	40,219
Inventories, net	90,777	97,579
Deferred income taxes	4,705	4,779
Other	12,357	12,763

Total current assets	173,739	180,097

Property, plant and equipment, net	57,745	60,267
Goodwill, net	13,093	13,463
Deferred income taxes	1,384	2,556
Intangible assets, net	2,491	2,797
Other assets	6,587	7,805

TOTAL ASSETS	$255,039	$266,985

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,575	$3,604
Accounts payable	21,226	22,111
Accrued liabilities	30,788	31,265

Total current liabilities	55,589	56,980

Long-term debt	13,172	14,800
Accrued retirement benefits	31,724	37,006
Deferred income taxes	1,453	1,778
Other long-term liabilities	2,961	4,110

Total liabilities	104,899	114,674

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,697	11,973
Retained earnings	189,455	183,695
Accumulated other comprehensive loss	(23,778)	(15,943)

	177,374	179,725
Less treasury stock, at cost (1,814,140 and 1,837,595 shares, respectively)	27,782	28,141

Total Twin Disc shareholders' equity	149,592	151,584

Noncontrolling interest	548	727
Total equity	150,140	152,311

TOTAL LIABILITIES AND EQUITY	$255,039	$266,985

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	Six Months Ended
	December 26, 2014	December 27, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$7,862	$1,930
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	5,171	5,198
Restructuring of operations	-	1,094
Other non-cash changes, net	1,057	(18)
Net change in operating assets and liabilities	(4,646)	11,413
Net cash provided by operating activities	9,444	19,617

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(4,520)	(3,004)
Proceeds from sale of fixed assets	101	46
Other, net	1,553	(244)
Net cash used by investing activities	(2,866)	(3,202)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(28)	(39)
Borrowings under revolving loan agreement	40,225	31,200
Repayments under revolving loan agreement	(41,850)	(37,252)
Proceeds from exercise of stock options	15	-
Dividends paid to shareholders	(2,030)	(2,031)
Dividends paid to noncontrolling interest	(219)	(486)
Excess tax (shortfall) benefits from stock compensation	(36)	524
Payments of withholding taxes on stock compensation	(313)	(2,170)
Net cash used by financing activities	(4,236)	(10,254)

Effect of exchange rate changes on cash	(1,926)	239

Net change in cash	416	6,400

Cash:
Beginning of period	24,757	20,724

End of period	$25,173	$27,124

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